Exhibit (b)(ix)

Execution Version

GOLDMAN SACHS ASSET MANAGEMENT, L.P. 200 West Street New York, NY 10282	ARES CAPITAL MANAGEMENT LLC 245 Park Avenue, 44th Floor New York, NY 10167	BLUE OWL CREDIT ADVISORS LLC 399 Park Avenue, 37th Floor New York, NY 10022	ANTARES CAPITAL LP 320 S. Canal Street Suite 4200 Chicago, IL 60606 ANTARES HOLDINGS LP 100 King St, Suite 2920 Toronto, ON M5X 1E3 Canada

GOLUB CAPITAL LLC Two Hundred Park Avenue New York, NY 10166	NB ALTERNATIVES ADVISERS LLC 1290 Avenue of the Americas New York, NY 10104	CPPIB CREDIT INVESTMENTS III INC. One Queen Street East, Suite 2500 Toronto, ON M5C 2W5 Canada	KKR CREDIT ADVISORS (US) LLC 555 California Street, 50th Floor San Francisco, CA 94104 KKR CAPITAL MARKETS LLC 30 Hudson Yards New York, NY 10001

APOLLO GLOBAL FUNDING, LLC APOLLO CAPITAL MANAGEMENT, L.P. 9 West 57th Street, 41st Floor New York, New York 10019	HPS INVESTMENT PARTNERS, LLC 40 West 57th Street, Floor 33 New York, NY 10019

CONFIDENTIAL January 21, 2026

GT SILVER BIDCO, INC. c/o Warburg Pincus LLC 450 Lexington Avenue, 34th Floor New York, NY 10017 Attn: Mr. Matthew Bashaw

c/o Permira Advisers LLC 320 Park Ave., 23rd Floor New York, NY 10022 Attn: Ms. Molly Breen

Project GTSilver

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is made to the Commitment Letter, dated as of December 20, 2025 (the “Original Commitment Letter”), by and among Goldman Sachs Asset Management, L.P. (“GSAM”) (on behalf of certain of its funds and managed accounts (the “GSAM Principal Investors”) and GLQ II Credit Investments LLC (“GLQ” and, together with the GSAM Principal Investors, the “Initial GS Principal Investors”) and GT Silver BidCo, Inc., a Delaware corporation (the “Borrower” or “you”). The parties to the Original Commitment Letter hereby agree that this Commitment Letter amends, restates and supersedes the Original Commitment Letter in its entirety.

You have advised the GSAM (and, together with any Other GS Principal Investors (as defined below) to which any commitments in respect of the Senior Secured Facilities are reallocated, sold, assigned or otherwise transferred pursuant to, and in accordance with, this Commitment Letter, the “GS Principal Investors”)), Ares Capital Management LLC (on behalf of, and in its capacity as manager to, certain funds and accounts, “Ares”), Blue Owl Credit Advisors LLC (on behalf of its affiliated advisers and its and their managed funds and accounts, “Blue Owl”), Antares Capital LP (“Antares Capital”), Antares Holdings LP (for itself and on behalf of such of its affiliates, affiliated or managed funds and separately managed accounts that are managed by it as deemed appropriate, “Antares Holdings” and together with Antares Capital, “Antares”), Golub Capital LLC (on behalf of itself, certain of its affiliates and its and their respective managed accounts and funds, “Golub”), NB Alternatives Advisers LLC (“NB”), CPPIB Credit Investments III Inc. (on behalf of its affiliated advisers and its and their managed funds and accounts, “CPPIB”), KKR Credit Advisors (US) LLC (“KKR Credit”, and on behalf of itself, certain of its affiliates, and its or their managed or advised funds and accounts, “KCA”), Apollo Global Funding, LLC (“AGF”), Apollo Capital Management, L.P., (on behalf of one or more investment funds, separate accounts, and other entities owned (in whole or in part), controlled, managed, and/or advised by it or its affiliates (in such capacity, “ACM”, and together with AGF, “Apollo”) and HPS Investment Partners, LLC (“HPS”, and together with GS Principal Investors, Blue Owl, Antares, Golub, NB, CPPIB, KCA and Apollo, and any Additional Agent appointed as described below, “we”, “us” or the “Commitment Parties”, and each individually a “Commitment Party”), that the Borrower formed at the direction of Warburg Pincus LLC and its affiliates (collectively, “Warburg”) and Permira Advisers LLC and its affiliates (collectively, “Permira” and, together with Warburg, the “Sponsor”), intends to acquire (the “Acquisition”), directly or indirectly, the equity interests of an entity previously identified to us by you as “GTSilver” (the “Target”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

1. Commitments.

In connection with the Transactions, each of the Commitment Parties listed on Schedule I hereto (in such capacity, each, an “Initial Lender” and together with any other initial lender that becomes a party hereto after the date hereof, collectively, the “Initial Lenders”) (a) is pleased to advise you of its, several but not joint, commitment to provide the aggregate principal amount of the Senior Secured Facilities set forth on Schedule I opposite its name and on the terms set forth herein and subject only to the satisfaction or waiver of the Limited Conditionality Provisions (as defined below) and (b) agrees that upon the satisfaction or waiver of the Limited Conditionality Provisions, each of the Senior Secured Facilities shall become available and the initial funding thereunder shall occur.

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2. Titles and Roles.

It is agreed that (a) Goldman Sachs Private Credit Corp., Ares, Blue Owl, Antares Capital, Golub, NB, CPPIB, KKR Capital Markets LLC (“KCM”), AGF and HPS each will act as a lead arranger and bookrunner for the Senior Secured Facilities (in such capacity, each, an “Arranger” and together with any other party that becomes an arranger after the date hereof, collectively, the “Arrangers”) and (b) Goldman Sachs Private Credit Corp. will act as sole administrative agent and sole collateral agent for the Senior Secured Facilities (in such capacity, the “Administrative Agent”). It is further agreed that (x) Goldman Sachs Private Credit Corp. shall appear on the “left” of all marketing and other materials in connection with the Senior Secured Facilities and will have the rights and responsibilities customarily associated with such name placement and (y) the other Arrangers will be listed in the order determined by you in any marketing and other materials. It is understood that you shall have the right to appoint additional agents, co-agents, lead arrangers, bookrunners or managers (any such additional agent, co-agent, lead arranger, bookrunner or manager, an “Additional Agent”) by means of reallocations of the commitments of any Initial Lender, subject to the prior written consent of such Initial Lender in its sole discretion (each, a “Non-Ratable Reallocation”); provided that (a) such Additional Agents (or their affiliates) shall assume a proportion of the commitments with respect to the Senior Secured Facilities that is equal to the proportion of the economics allocated to such Additional Agents (or their affiliates) and such commitments shall be pro rata across the Senior Secured Facilities and (b) to the extent you appoint Additional Agents and/or confer additional titles in respect of the Senior Secured Facilities on the Additional Agents, the commitment and economics of the applicable Initial Lender that has consented to such reallocation will be reduced, in each case, by the amount of the economics allocated to, and the commitment amount of, such Additional Agents (or their affiliate), in each case upon the execution and delivery by such Additional Agents and you of customary joinder documentation and, thereafter, each such Additional Agent shall constitute a “Commitment Party,” “Initial Lender” and/or “Arranger,” as applicable, under this Commitment Letter and under the Fee Letters (as defined below), it being agreed and understood that Excluded Affiliates (as defined below) of such Additional Agents shall be treated in the same manner as Excluded Affiliates of any Commitment Party hereunder.

Notwithstanding any other provision of this Commitment Letter or the Fee Letters to the contrary and notwithstanding any syndication, assignment or other transfer by any Initial Lender other than in connection with any assignment to an Additional Agent, and upon the joinder of such Additional Agent as an Initial Lender pursuant to the immediately preceding paragraph, in respect of the amount allocated to such Additional Agent, (x) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its applicable percentage of the Senior Secured Facilities on the Closing Date) in connection with any syndication, assignment or other transfer until after the initial funding of the Senior Secured Facilities on the Closing Date, (y) no such syndication, assignment or other transfer shall become effective with respect to any portion of the Initial Lenders’ commitments in respect of the Senior Secured Facilities until the initial funding of the Senior Secured Facilities on the Closing Date, and (z) unless the Borrower agrees in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Secured Facilities, including all rights with respect to consents, waivers, modifications, supplements and amendments, until the Closing Date has occurred.

3. Information.

You hereby represent and warrant that (with respect to information provided by or relating to the Target, its subsidiaries or their respective operations or assets, to your knowledge) (a) all written factual information and written factual data, other than (i) the projections, estimates, budgets and other forward-looking information and (ii) information of a general economic or industry specific nature (such written information and data other than as described in the immediately preceding clauses (i) and (ii), the “Information”), that has been or will be made available to any Commitment Party, directly or indirectly, by you, the Target or by any of your or its representatives on your behalf at your direction in connection

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with the transactions contemplated hereby, when taken as a whole after giving effect to all supplements and updates provided thereto, is or will be, when furnished, supplemented or updated, correct in all material respects and does not or will not, when furnished, supplemented or updated, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates provided thereto through the date of the initial funding under the Senior Secured Facilities (the date of such funding, the “Closing Date”)) and (b) the projections that have been or will be made available to the Commitment Parties by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related projections are so furnished; it being understood that (i) the projections are merely a prediction as to future events and are not to be viewed as facts, (ii) the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of you, the Sponsor and/or the Target, and (iii) no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the projections were being furnished, and such representations and warranties were being made at such time, then you will (or, with respect to the Information and projections relating to the Target, its subsidiaries or their respective operations or assets, will use your commercially reasonable efforts to cause the Target to) promptly supplement the Information and the projections, as applicable, such that (with respect to the Information relating to the Target and its subsidiaries or their respective operations or assets, to your knowledge) such representations and warranties are correct in all material respects under those circumstances; provided that any such supplementation shall cure any breach of such representations and warranties. In connection herewith, each Commitment Party (i) will be entitled to use and rely on the Information and the projections without responsibility for independent verification thereof and (ii) does not assume responsibility for the accuracy or completeness of the Information or the projections. Notwithstanding anything to the contrary contained in this Commitment Letter or any Fee Letter, none of the making of any representation under this Section 3 or the provision of any supplement to any Information or the projections, nor the accuracy of any such representation or supplement, shall constitute a condition precedent to the availability or funding of any of the Senior Secured Facilities on the Closing Date.

4. Fees and Closing Payments.

As consideration for the commitments of the Commitment Parties hereunder and for the agreement of the Commitment Parties described herein, you agree to pay (or cause to be paid) the fees and closing payments set forth in the Term Sheet and in (i) the amended and restated fee and closing payment letter dated the date hereof by and among you and us (the “Fee and Closing Payment Letter”) and (ii) the amended and restated agency process letter agreement dated the date hereof by and among you and us (the “Agency Process Letter” and, together with the Fee and Closing Payment Letter, the “Fee Letters”), if and to the extent payable in accordance with the terms hereof or thereof. Once paid, except as provided herein, in the Fee Letters or agreed in writing by the parties hereto, such fees and closing payments shall not be refundable under any circumstances. Notwithstanding anything to the contrary herein or otherwise, if the Closing Date does not occur, no fees, closing payments, costs or expenses (other than amounts payable pursuant to clause (a) in the first paragraph of Section 6 below, but not any fees, costs, expenses or disbursements of counsel pursuant to clause (b) of that paragraph), will be payable or reimbursable by you pursuant to this Commitment Letter, the Fee Letters or any other agreement entered into between you and any Arranger, Administrative Agent, Commitment Party and/or any of their respective affiliates with respect to the Senior Secured Facilities (other than the fee described in the first paragraph of the section “Additional Agreements” in the Fee and Closing Payment Letter, solely to the extent any such fee would be required to be paid pursuant to the terms of the Fee and Closing Payment Letter).

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5. Conditions.

The commitments of the Commitment Parties hereunder to fund the Senior Secured Facilities on the Closing Date and the agreements of the Commitment Parties described herein are subject solely to the conditions set forth in Exhibit C hereto (collectively, the “Limited Conditionality Provisions”); and, upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Senior Secured Facilities shall occur; it being understood and agreed that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of the Commitment Letter, the Fee Letters and the Facilities Documentation.

Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Facilities Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making and accuracy of which will be a condition to the availability and initial funding of the Senior Secured Facilities on the Closing Date shall be (A) such of the representations and warranties in the Acquisition Agreement made by the Target with respect to the Target and its subsidiaries as are material to the interests of the Initial Lenders (in their respective capacities as such), but only to the extent that you have (and/or your applicable affiliate has) the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement pursuant to Section 7.01(c)(i) of the Acquisition Agreement or decline to consummate the Acquisition pursuant to Section 6.02(a) of the Acquisition Agreement, in each case, as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation and the Closing Deliverables shall be in a form such that they do not impair the availability or funding of the Senior Secured Facilities on the Closing Date if the Limited Conditionality Provisions are satisfied (or waived by the Commitment Parties) (it being understood that, to the extent that any security interest in any Collateral (as defined in Exhibit B) is not or cannot be provided and/or perfected on the Closing Date (other than, to the extent required under Exhibit B, (x) any security interest in any Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code or (y) the delivery of stock certificates with respect to certificated securities (and related stock powers) of the Borrower and its material wholly-owned domestic restricted subsidiaries that are part of the Collateral that have been timely provided on or prior to the Closing Date, it being understood that the Borrower shall use its commercially reasonable efforts to cause such certificates to be delivered on the Closing Date (provided that such certificated equity securities will be required to be delivered on the Closing Date only to the extent available after use of such commercially reasonable efforts)) after your use of commercially reasonable efforts to do so without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of, and shall not affect the size of, the Senior Secured Facilities on the Closing Date, but instead shall be required to be delivered and/or perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably within ninety (90) days following the Closing Date (or such later date as may be reasonably agreed between the Administrative Agent and the Borrower)); provided, that, if the Investor Backstop Option (as defined below) is exercised, then the making (but not the accuracy) of the Investor Backstop Representation (as defined below) shall be a condition to the availability and initial funding of the Senior Secured Facilities on the Closing Date. For purposes hereof, (i) “Specified Representations” means the representations and warranties of the Borrower, Holdings and to the extent applicable, the other Guarantors set forth in the Facilities Documentation relating to corporate or other organizational existence of the Borrower, Holdings, and to the extent applicable, the Guarantors, organizational power and authority, due authorization of, execution and delivery by and enforceability against the Borrower, Holdings, and to

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the extent applicable, the other Guarantors, in each case, related to the entering into and performance of the applicable Facilities Documentation; no conflicts of the Facilities Documentation with charter documents of the Borrower, Holdings, and to the extent applicable, the Guarantors as it relates to the entering into and performance of the Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (consistent with the solvency certificate attached as Annex I to Exhibit C hereto); use of proceeds of borrowings under the Senior Secured Facilities on the Closing Date not violating Federal Reserve margin regulations; the Investment Company Act; and, subject to the limitations above, validity and perfection of security interests granted by the Borrower, Holdings, and to the extent applicable, the other Guarantors in the Collateral (subject to permitted liens as set forth in the Facilities Documentation and the foregoing provisions of this Section 5) and (ii) the “Investor Backstop Representation” means the representation of Holdings and Borrower that, if the negative covenants set forth in the Facilities Documentation had been in effect during the period from and including the date of the consummation of the Acquisition to and including the Closing Date (such period, the “Backstop Pending Period”), no Event of Default would have occurred and would be continuing as of the Closing Date (other than as may have resulted from the Increased Equity Contribution or the Investor Loan). The provisions in this Section 5 shall be referred to as the “Certain Funds Provisions”.

6. Indemnity; Expenses.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letters and to proceed with the documentation of the Senior Secured Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates (other than Excluded Affiliates to the extent acting in their capacities as such) and their respective officers, directors, employees, agents, controlling persons, advisors and other representatives and the successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable, documented and invoiced out-of-pocket fees and expenses, joint or several (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Persons) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent you have consented to the retention of such person in writing (such consent not to be unreasonably withheld or delayed)), to which any such Indemnified Person may become subject to the extent arising out of, resulting from or in connection with, any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to this Commitment Letter (including the Term Sheet), the Original Commitment Letter, the Fee Letters, the Original Fee Letter (as defined in the Fee Letter), the Original Agency Process Letter (as defined in the Agency Process Letter), the Transactions or any related transaction contemplated hereby, the Senior Secured Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, the Target, your or any of the Target’s respective equity holders, affiliates, creditors or any other third person; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities, costs or expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any of such Indemnified Person’s affiliates under this Commitment Letter (including, the Term Sheet) or the Fee Letters (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any

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other Indemnified Person (other than an Arranger or an agent under a Senior Secured Facility acting in its capacity as such) and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses (limited, in the case of (i) legal fees and expenses, to the reasonable, documented and invoiced fees, disbursements and other charges of one counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Persons (and, in the case of an actual conflict of interest, one additional conflicts counsel for the affected Indemnified Persons) and (ii) the fees and expenses of any other advisor or consultant, to the reasonable, documented and invoiced fees, disbursements and other charges of such advisor or consultant, but solely to the extent you have consented to the retention of such person in writing (such consent not to be unreasonably withheld or delayed)), in each case incurred in connection with the Senior Secured Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Fee Letter, the Original Agency Process Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

Notwithstanding any other provision of this Commitment Letter, (i) no party hereto shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such person or any of such person’s affiliates or any of its or their respective officers, directors, employees, agents, advisors or other representatives (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of we, you, the Sponsor, the Investors, the Target or any affiliate of any of the foregoing, any officer, director, employee, agent, controlling person, advisor or other representative of the foregoing or any successor or permitted assign of any of the foregoing shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Fee Letter, the Original Agency Process Letter, the Transactions (including the Senior Secured Facilities and the use of proceeds thereunder), or with respect to any activities related to the Senior Secured Facilities, including the preparation of this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Fee Letter, the Original Agency Process Letter and the Facilities Documentation; provided that nothing contained in clause (ii) above shall limit your indemnity and reimbursement obligations to the extent set forth in the immediately preceding paragraph in respect of any third party claims alleging such indirect, special, punitive or consequential damages. Notwithstanding the foregoing, each Indemnified Person will be obligated to refund and return promptly any and all amounts paid by you under the immediately preceding paragraph to the extent it has been determined by a court of competent jurisdiction in a final and non-appealable decision that such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 6.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person

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unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification is to be sought hereunder by such Indemnified Person, then such Indemnified Person will promptly notify you of the commencement of any such Proceeding; provided, however, that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 6 or from any liability that you may have to such Indemnified Person other than pursuant to this Section 6, except to the extent that you are materially prejudiced by such failure. In connection with any one Proceeding, you will not be responsible for the fees and expenses of more than one separate law firm for all Indemnified Persons plus additional conflicts and local counsel as provided herein.

7. Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and/or their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities) to other persons in respect of which you, the Target and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Commitment Parties nor any of their respective affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and neither the Commitment Parties nor their respective affiliates will furnish any such information to other persons in contravention of Section 8 hereof. You also acknowledge that neither the Commitment Parties nor their respective affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

You acknowledge that the Commitment Parties may be engaged, either directly or through their respective affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, each Commitment Party and its affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Target and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities issued by you, the Target or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target and you. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party or any of its affiliates, on the one hand, and you, the Target, or your and its affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you and your affiliates, on the other, (ii) in connection

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therewith and with the process leading to such transaction the Commitment Parties and their respective applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Target, your and its management, equityholders, creditors, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates has advised or is currently advising you or the Target on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (iv) you have consulted your own legal, accounting, regulatory, tax and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their respective applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transaction or the process leading thereto.

In addition, please note that Goldman Sachs & Co. LLC has been retained by the Sponsor as the financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other hand. Each of the Commitment Parties party hereto acknowledges (i) the retention of Goldman Sachs & Co. LLC as the Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of Goldman Sachs & Co. LLC or its affiliates.

8. Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letters, the Original Fee Letter the Original Agency Process Letter or any of the contents thereof or, prior to your acceptance hereof, this Commitment Letter or the Original Commitment Letter or any of the contents hereof or thereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person or entity without our prior written approval (such approval not to be unreasonably withheld, conditioned or delayed), except (a) to the Sponsor and certain other investors arranged thereby (collectively, the “Investors”), potential Additional Agents and to your affiliates and your and their respective officers, directors, members, partners, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, and to any other actual or potential co-investors, who are directly involved in the consideration of this matter and have a need to know the information contained herein or therein, as applicable, are informed of the confidential nature of this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Fee Letter, the Original Agency Process Letter and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule, regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter and its contents (but not the Fee Letters, except as provided in clause (v) below, or the Original Fee Letter and the Original Agency Process Letter) to the Target, its affiliates and its and their respective officers, directors, agents, employees, attorneys, accountants, advisors, members, controlling persons or equity holders, in each case who are informed of the confidential nature of this Commitment Letter, the Fee Letters and the contents hereof and thereof and who are or have been advised of their obligation to keep the same confidential, (ii) you may disclose the Commitment Letter and its contents (but

9	[Commitment Letter]

not the Fee Letters or the Original Fee Letter and the Original Agency Process Letter) in connection with any public filing relating to the Transactions or in any other required filing with any regulatory agencies, (iii) you may disclose the Term Sheet and the other Exhibits and annexes to this Commitment Letter and the contents thereof, to potential Lenders and to ratings agencies in connection with obtaining, maintaining or updating (as applicable) ratings for the Borrower and/or the Senior Secured Credit Facilities, (iv) you may disclose the aggregate closing payment and fee amounts contained in the Fee Letters as part of projections, pro forma information or a generic disclosure of aggregate sources and uses related to closing payment and fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Senior Secured Facilities or in any public filing relating to the Transactions, (v) to the extent portions thereof have been redacted in a manner to be reasonably satisfactory to us, you may disclose the Fee Letters and the contents thereof to the Target, its affiliates and its and their respective officers, directors, members, partners, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need to know basis, (vi) you may disclose this Commitment Letter, the Fee Letters and the contents hereof and thereof to the extent this Commitment Letter, the Fee Letters or the contents hereof or thereof, as applicable, become publicly available other than by reason of disclosure by you in breach of this Commitment Letter, (vii) you may disclose this Commitment Letter, the Fee Letters and the contents hereof and thereof to the extent required by applicable law, rule or regulation, governmental or regulatory authority, subpoena or other compulsory legal process (in which case, you agree, to the extent practicable and not prohibited by law, to inform us promptly thereof prior to disclosure), (viii) you may disclose this Commitment Letter, the Fee Letters and the contents hereof and thereof to the extent necessary to enforce your rights and remedies hereunder or thereunder and (ix) you may disclose, on a confidential basis, the Fee Letters and the contents thereof after the Closing Date for customary accounting purposes, including for deferred financing costs (including to the auditors of Holdings, the Borrower or the Target).

The Commitment Parties and their respective affiliates will use all information provided to it or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the Transactions solely for the purpose of providing the financing that is the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Parties and their respective affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule, regulation or compulsory legal process based on the advice of counsel (in which case each Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over a Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory authority exercising routine examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of disclosure by a Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Investors, the Target or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by a Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Sponsor, the Target or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by a Commitment Party, (f) to a Commitment Party’s affiliates (other than Excluded Affiliates) and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such

10	[Commitment Letter]

information and are or have been advised of their obligation to keep such information confidential (with such Commitment Party responsible for such person’s compliance with this paragraph); provided that no disclosure will be made by any Commitment Party, any of its affiliates or any of its or their respective employees, legal counsel, independent auditors, professionals or other experts or agents pursuant to this clause (f) to any affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (each a “Private Equity Affiliate”) or to any employees engaged directly or indirectly in the sale of the Target as representatives of the Target (other than, in each case, such persons engaged by you or your affiliates as part of the Acquisition) (each a “Sell Side Affiliate” and together with the Private Equity Affiliates, the “Excluded Affiliates”) other than a limited number of senior employees who are required, in accordance with industry regulations or such Commitment Party’s internal policies and procedures to act in a supervisory capacity and such Commitment Party’s internal legal, compliance, risk management, credit or investment committee members, (g) for purposes of establishing a “due diligence” defense or to the extent necessary to enforce your rights and remedies hereunder or under the Fee Letters, (h) with your prior written consent or (i) to a rating agency for purposes of obtaining non-public ‘shadow’ ratings; provided that (x) prior to any such disclosure, such rating agency shall have agreed in writing to maintain the confidentiality of such information and (y) it is agreed that in no event shall the Borrower be obligated to obtain any such rating, assist with obtaining such ratings or reimburse any cost or expense related to obtaining such ratings. The obligation of each Commitment Party and its affiliates, if any, under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Senior Secured Facilities upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary of the date of the Original Commitment Letter.

9. Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you to (i) the Target and/or (ii) any newly formed domestic shell entity formed for the purpose of consummating the Acquisition or other domestic entity to be acquired as part of the Acquisition, in each case, so long as such entity is, or substantially simultaneously with such assignment will be, controlled directly or indirectly by the Investors and, after giving effect to the Transactions shall (directly or through a wholly owned subsidiary) own the Target or the Borrower or be the successor to the Target or the Borrower (each such entity, a “Permitted Borrower Entity”)) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed), and any attempted assignment without such consent shall be null and void; provided that notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, each Initial GS Principal Investor shall have the right (without the consent of any person or entity other than you) to reallocate, sell, assign or otherwise transfer its commitments in respect of the Senior Secured Facilities and any portion of any fee or closing payment in respect thereof, between and among (a) any other Initial GS Principal Investor, (b) any affiliated investment entity and/or other affiliate of Goldman Sachs Asset Management, L.P. and (c) any fund, investor, limited partnership, entity or account that is managed, sponsored or advised by Goldman Sachs Asset Management, L.P. and/or its affiliates (the persons described in clauses (b) and (c), collectively the “Other GS Principal Investors”); provided, however, that, such assignments shall not relieve any GS Principal Investor of its respective rights and obligations set forth herein unless such assignee has executed and delivered customary joinder documentation with respect to the Commitment Letter and the Fee Letters; provided, further, that each of the parties hereto agrees that any amendment to the Commitment Letter or the Fee Letters in connection with the joinder of any GS Principal Investor as a party hereto and thereto shall become effective if executed by you and the applicable GS Principal Investors and shall not require the consent of any other Commitment Party. This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons to the extent expressly set forth herein) and are not intended to and do not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth

11	[Commitment Letter]

herein). Subject to the limitations set forth in the last paragraph of Section 2 above, each Commitment Party reserves the right to employ the services of its affiliates (other than Excluded Affiliates) in providing the financing contemplated hereby and to allocate, in whole or in part, to its affiliates certain fees and/or closing payments payable to such Commitment Party in such manner as such Commitment Party and its affiliates may agree in their sole discretion and, to the extent so employed, such affiliates shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of such Commitment Party hereunder; provided that such Commitment Party will be liable for the actions or inactions of any such person whose services are so employed and no Commitment Party or Initial Lender shall be relieved of its obligations under this Commitment Letter (including its obligations to fund the Senior Secured Facilities on the Closing Date on the terms and conditions set forth in this Commitment Letter). This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each Commitment Party and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. This Commitment Letter (including the Exhibits and annexes hereto), together with the Fee Letters, (i) are the only agreements that have been entered into among the parties hereto with respect to the Senior Secured Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Senior Secured Facilities (including the Original Commitment Letter, the Original Fee Letter and the Original Agency Process Letter) and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND THE ORIGINAL COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that, notwithstanding the sentence to which this proviso applies and the governing law provisions of this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Fee Letter and the Original Agency Process Letter, it is understood and agreed that (A) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Material Adverse Effect (as defined in the Acquisition Agreement) has occurred), (B) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you have (and/or your applicable affiliate has) the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement pursuant to Section 7.01(c)(i) of the Acquisition Agreement or decline to consummate the Acquisition pursuant to Section 6.02(a) of the Acquisition Agreement and (C) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement and, in any case, claims, disputes, controversies or actions arising out of any such interpretation or determination or any aspect thereof, in each case shall be governed by and construed in accordance with the Laws (as defined in the Acquisition Agreement) of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, it being acknowledged and agreed that the commitment provided hereunder is subject only to satisfaction or waiver of the Limited Conditionality Provisions; it being understood that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

12	[Commitment Letter]

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY, OR ON BEHALF OF ANY PARTY RELATED TO, OR ARISING OUT OF, THIS COMMITMENT LETTER, THE ORIGINAL COMMITMENT LETTER, THE FEE LETTERS, THE ORIGINAL FEE LETTER, THE ORIGINAL AGENCY PROCESS LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America, in each case, sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Fee Letter, the Original Agency Process Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Fee Letter, the Original Agency Process Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; provided that with respect to any action or proceeding arising out of or relating to the Acquisition Agreement or the transactions contemplated thereby and which does not involve claims against us or the Lenders or any Indemnified Person, this sentence shall not override any jurisdiction provision set forth in the Acquisition Agreement. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), we may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow us to identify the Borrower and the Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for us.

This paragraph and the indemnification, information, compensation (if applicable), reimbursement (if applicable), jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letters and the provisions of Section 7 of this Commitment Letter shall remain in full force and effect regardless of whether the Facilities Documentation is executed and delivered; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality of the Fee Letters, the Original Fee Letter and the Original Agency Process Letter and the contents thereof) shall automatically terminate and be superseded by the applicable provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or, all or a portion of the Initial Lenders’ commitments with respect to the Senior Secured Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

13	[Commitment Letter]

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning to us executed counterparts of this Commitment Letter and of the Fee Letters not later than 11:59 p.m., New York City time, on the date that is ten (10) Business Days (as defined in the Acquisition Agreement) from the date hereof (the “Acceptance Date”). The Initial Lenders’ commitments and the obligations of the Arrangers hereunder will expire at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letters, we agree to hold our commitments available for you until the earliest of (i) after execution of the Acquisition Agreement and prior to the consummation of the Transactions, the date that is five (5) Business Days after the termination of the Acquisition Agreement in accordance with its terms, (ii) the consummation of the Acquisition without the funding of any of the Senior Secured Facilities, the Increased Equity Contribution or the Investor Loan and (iii) 11:59 p.m., New York City time, on the date that is five (5) Business Days after the Outside Date (as defined in the Acquisition Agreement, including, for the avoidance of doubt, giving effect to the extension provisions set forth in Section 7.01(b)(i) of the Acquisition Agreement, in each case as in effect on the date of the Original Commitment Letter) (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing (including by email); provided, that the termination of any commitment pursuant to this sentence shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter that occurred prior to any such termination.

[Remainder of this page intentionally left blank]

14	[Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

GOLDMAN SACHS ASSET MANAGEMENT, L.P.,
On behalf of certain advised funds and managed accounts

By:	/s/ Greg Watts
Name: Greg Watts
Title: Managing Director

ACKNOWLEDGED AND AGREED:

GLQ II CREDIT INVESTMENTS LLC

By:	/s/ Greg Watts
Name: Greg Watts
Title: Vice President

[Signature Page to Commitment Letter]

Very truly yours,

ARES CAPITAL MANAGEMENT LLC, on behalf of, and in its capacity as manager to, certain funds and accounts

By:	/s/ Scott Lem
Name: Scott Lem
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Very truly yours,

BLUE OWL CREDIT ADVISORS LLC, on behalf of its affiliated advisors and its and their managed funds and accounts

By:	/s/ Jon ten Oever
Name: Jon ten Oever
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Very truly yours,

ANTARES CAPITAL LP

By:	/s/ James Rollings
Name: James Rollings
Title: Authorized Signatory

ANTARES HOLDINGS LP
By: Antares Holdings GP Inc., its general partner

By:	/s/ Nick Lalani
Name: Nick Lalani
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Very truly yours,

GOLUB CAPITAL LLC

By:	/s/ Robert G. Tuchscherer
Name: Robert G. Tuchscherer
Title: Senior Managing Director

[Signature Page to Commitment Letter]

Very truly yours,

NB ALTERNATIVES ADVISERS LLC

By:	/s/ Matthew Bird
Name: Matthew Bird
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Very truly yours,

CPPIB CREDIT INVESTMENTS III INC.

By:	/s/ David Colla
Name: David Colla
Title: Authorized Signatory

By:	/s/ Winston Guo
Name: Winston Guo
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Very truly yours,

KKR CAPITAL MARKETS LLC

By:	/s/ John Knox
Name: John Knox
Title: CFO

KKR CREDIT ADVISORS (US) LLC

By:	/s/ Robert Campbell
Name: Robert Campbell
Title: Authorized Signatory

[Signature Page to Commitment Letter]

Very truly yours,

APOLLO GLOBAL FUNDING, LLC

By:	/s/ Daniel M. Duval
Name: Daniel M. Duval
Title: Vice President

APOLLO CAPITAL MANAGEMENT, L.P., on behalf of one or more investment funds, separate accounts and other entities owned (in whole or in part), controlled, managed and/or advised by it or its affiliates
By: Apollo Capital Management GP, LLC, its general partner

By:	/s/ William Kuesel
Name: William Kuesel
Title: Vice President

[Signature Page to Commitment Letter]

Very truly yours,

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Robert Kostow
Name: Robert Kostow
Title: Managing Director

[Signature Page to Commitment Letter]

Accepted and agreed to as of

the date first above written:

GT SILVER BIDCO, INC.

By:	/s/ Peter Flynn
Name: Peter Flynn
Title: President and Chief Executive Officer

[Signature Page to Commitment Letter]

SCHEDULE I

Senior Secured Facilities

Revolving Facility

Initial Lender	Commitment Amount
GOLDMAN SACHS ASSET MANAGEMENT, L.P.	$113,865,248.23
ARES CAPITAL MANAGEMENT LLC	$46,099,290.78
BLUE OWL CREDIT ADVISORS LLC	$39,184,397.16
ANTARES HOLDINGS LP	$32,269,503.55
GOLUB CAPITAL LLC	$22,588,652.48
NB ALTERNATIVES ADVISERS LLC	$22,588,652.48
CPPIB CREDIT INVESTMENTS III INC.	$13,829,787.23
KKR CREDIT ADVISORS (US) LLC	$13,829,787.23
APOLLO CAPITAL MANAGEMENT, L.P.	$10,372,340.43
HPS INVESTMENT PARTNERS, LLC	$10,372,340.43

Total	$325,000,000.00

Initial Term Facility

Initial Lender	Commitment Amount
GOLDMAN SACHS ASSET MANAGEMENT, L.P.	$945,957,446.82
ARES CAPITAL MANAGEMENT LLC	$382,978,723.40
BLUE OWL CREDIT ADVISORS LLC	$325,531,914.90
ANTARES HOLDINGS LP	$268,085,106.38
GOLUB CAPITAL LLC	$187,659,574.47
NB ALTERNATIVES ADVISERS LLC	$187,659,574.47
CPPIB CREDIT INVESTMENTS III INC.	$114,893,617.02
KKR CREDIT ADVISORS (US) LLC	$114,893,617.02
APOLLO CAPITAL MANAGEMENT, L.P.	$86,170,212.76
HPS INVESTMENT PARTNERS, LLC	$86,170,212.76

Total	$2,700,000,000.00

Delayed Draw Term Facility

Initial Lender	Commitment Amount
GOLDMAN SACHS ASSET MANAGEMENT, L.P.	$175,177,304.95
ARES CAPITAL MANAGEMENT LLC	$70,921,985.82
BLUE OWL CREDIT ADVISORS LLC	$60,283,687.94
ANTARES HOLDINGS LP	$49,645,390.07
GOLUB CAPITAL LLC	$34,751,773.05
NB ALTERNATIVES ADVISERS LLC	$34,751,773.05
CPPIB CREDIT INVESTMENTS III INC.	$21,276,595.75
KKR CREDIT ADVISORS (US) LLC	$21,276,595.75
APOLLO CAPITAL MANAGEMENT, L.P.	$15,957,446.81
HPS INVESTMENT PARTNERS, LLC	$15,957,446.81

Total	$500,000,000.00

[Signature Page to Commitment Letter]

EXHIBIT A

Project GTSilver

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter (the “Commitment Letter”) to which this Exhibit A is attached or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Warburg Pincus LLC and its affiliates (collectively, “Warburg”) and Permira Advisers LLC and its affiliates (collectively, “Permira” and, together with Warburg, the “Sponsor”), together with certain other investors arranged by and/or designated by the Sponsor (including, if applicable, members of the Target’s management) (collectively with the Sponsor, the “Investors”), intend to acquire, directly or indirectly, all of the outstanding equity interests of an entity previously identified to us by you as “GTSilver” (the “Target”) pursuant to the Acquisition Agreement (as defined below). The date on which the Acquisition is consummated is the “Acquisition Date”. In connection with the foregoing, it is intended that:

a)

(i) The Investors will, directly or indirectly, establish a newly formed entity (“Holdings”), and (ii) Holdings will, directly or indirectly, establish a newly formed entity (the “Buyer”) that will be a wholly owned direct subsidiary of Holdings.

b)

The Investors will, directly or indirectly, make equity contributions (the “Equity Contributions”) to the Buyer (with all contributions by Holdings to the Buyer to be in the form of common equity or “qualified preferred” equity reasonably acceptable to the Initial Lenders) in an aggregate amount equal to, when combined with the fair market value of the equity of management and existing equity holders of the Target or its parent companies (or their respective affiliates) rolled over or invested (the “Rollover Equity”) in connection with the Transactions (as defined below), if any, at least 40% of the sum of the amount of (a) the Equity Contributions, (b) the Rollover Equity and (c) the Senior Secured Facilities funded on the Closing Date (other than amounts funded to finance working capital on the Closing Date) (the “Minimum Equity Contribution”) (the sum of clauses (a)-(c), collectively, the “Capitalized Amount”); provided that, to the extent any stockholder or other equity holder of the Target has exercised appraisal rights in connection with the Transactions, then on the Closing Date the Investors may elect to (i) issue one or more equity commitment letters or (ii) arrange for the issuance of one or more letters of credit on behalf of the Investors, in each case, in an aggregate amount not less than the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the shares or other equity interests subject to such appraisal rights and, for purposes of this Commitment Letter, the aggregate amount of such equity commitment letters or letters of credit, as applicable, shall be included in the Equity Contribution and percentage of the Capitalized Amount from and after the Closing Date as if such amount was funded in cash (with it being understood that, on or prior to the date that is fifteen (15) business days after the date of the final resolution of all such appraisal rights, the lesser of (a) the amount necessary to satisfy such appraisal rights in full and (b) the full amount committed under such equity commitment letters or letters of credit, as applicable, shall be drawn and funded in cash to the Borrower in the form of cash common equity or “qualified preferred” equity reasonably acceptable to the Initial Lenders (the “Post-Closing Equity Contribution”)).

c)

Pursuant to that certain Agreement and Plan of Merger dated as of December 20, 2025 (together with all exhibits, schedules, annexes and disclosure letters and schedules thereto, collectively, as amended, restated, amended and restated, supplemented or otherwise modified (including by the granting of a consent) from time to time in a manner not prohibited by paragraph 1 of Exhibit C to the Commitment Letter, the “Acquisition Agreement”), by and among, inter alios, you and the Target, you will acquire, directly or indirectly, the Target.

A-1	[Commitment Letter]

d)

The Borrower (as set forth in Exhibit B) will obtain senior secured credit facilities comprised of (i) a $2,700.0 million first-lien term loan facility (the “Initial Term Facility”), (ii) a first-lien delayed draw term loan facility in an aggregate principal amount of up to $500.0 million (the “Delayed Draw Term Facility” and, together with the Initial Term Facility, the “Term Facility”) and (iii) a $325.0 million first-lien revolving credit facility (the “Revolving Facility” and, together with the Term Facility, the “Senior Secured Facilities”).

e)

Notwithstanding anything to the contrary herein, at your sole option, the Buyer may consummate the Acquisition prior to the Closing Date with the proceeds of: (i) an increase in the amount of the Equity Contributions in excess of the Minimum Equity Contribution up to the amount of the Senior Secured Facilities committed hereunder permitted to be funded on the Closing Date (the amount by which the Equity Contribution is so increased, the “Increased Equity Contribution Amount”), (ii) a bridge loan to Holdings or the Buyer from any of the Investors or their affiliates in an amount up to the amount of the Senior Secured Facilities committed hereunder permitted to be funded on the Closing Date (the “Investor Loan”) or (iii) a combination of the Increased Equity Contribution Amount and an Investor Loan such that the aggregate combined amount of the Increased Equity Contribution Amount and the Investor Loan is up to the amount of the Senior Secured Facilities that is committed hereunder permitted to be funded on the Closing Date; provided, that, any Investor Loan shall (x) be prepayable or repayable in whole without premium or penalty at any time and (y) other than with respect to the maturity date, shall be on terms, taken as a whole, not materially more favorable to the lenders thereof than the terms provided for the Senior Secured Facilities (as reasonably determined by you). The use of the proceeds of the Increased Equity Contribution Amount and/or the Investor Loan to consummate the Acquisition prior to the Closing Date is hereinafter referred to as the “Investor Backstop Option”.

f)

All of the existing third party indebtedness for borrowed money of the Target and its subsidiaries (other than contingent indemnification, cash management, hedging and other similar obligations) under the Credit Agreement, dated as of April 21, 2025 (as used herein, the “Existing Credit Agreement”), by and among the Target, certain subsidiaries of the Target party thereto, the lenders and the issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, will be repaid and all commitments thereunder will be terminated (or in the case of letters of credit, replaced, backstopped or incorporated or “grandfathered” into the Revolving Facility) (collectively, the “Refinancing”).

g)

The proceeds of the Equity Contributions, the Senior Secured Facilities funded on the Closing Date and cash on hand of the Target, if applicable, together with the value of the Rollover Equity, will be applied to pay (i) the consideration in connection with the Acquisition (the “Acquisition Consideration”) and any other payments, each as required under the Acquisition Agreement, (ii) the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Costs”) with any remainder to be credited to the Borrower’s and/or the Target’s account for general corporate purposes.

A-2	[Commitment Letter]

h)

If the Investor Backstop Option is exercised, the proceeds of borrowings under the Initial Term Facility and/or the Revolving Facility on the Closing Date will be used to pay (i) any remaining Acquisition Costs and/or (ii) dividends, distributions or other payments to the applicable Investor or Investors (or their applicable affiliates) in an amount up to the sum of (x) the Increased Equity Contribution Amount and (y) the Investor Loan, as applicable (such dividends, distributions or other payments, collectively, the “Investor Repayment”) with any remainder to be credited to the Borrower’s and/or the Target’s account for general corporate purposes.

The transactions described above (including the payment of Acquisition Costs) are collectively referred to herein as the “Transactions”.

A-3	[Commitment Letter]

EXHIBIT B

Project GTSilver

Senior Secured Facilities

Summary of Principal Terms and Conditions1

Borrowers:	The Buyer as set forth in Exhibit A or, at your sole option, another Permitted Borrower Entity (the “Borrower”); provided that the Borrower may, in its sole discretion and subject to the terms and conditions set forth in the Precedent Credit Agreement (as defined below), designate one or more of Holdings’ other direct or indirect wholly-owned subsidiaries organized in the United States, the United Kingdom, Luxembourg or any other jurisdiction to be mutually agreed with the Administrative Agent as additional co-borrowers.

Holdings:	The direct parent of the Borrower (“Holdings”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	Goldman Sachs Private Credit Corp. will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower and excluding any Disqualified Lenders (as defined in the Precedent Credit Agreement (as defined below) (together with the Initial Lender and any Additional Agent appointed pursuant to Section 2 of the Commitment Letter, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Bookrunners:	Goldman Sachs Private Credit Corp., Ares, Blue Owl, Antares Capital, Golub, NB, CPPIB, KCM, AGF and HPS will act as a lead arranger and a bookrunner for the Senior Secured Facilities and will perform the duties customarily associated with such role.

Senior Secured Facilities:	(A) A senior secured first-lien term loan facility (the “Initial Term Facility” and, together with the Delayed Draw Term Facility (as defined below), the “Term Facility”) in US Dollars in an aggregate principal amount of $2,700.0 million. Lenders under the Term Facility are collectively referred to as “Term Lenders” and the loans thereunder are collectively referred to as “Term Loans”.

(B) A senior secured first-lien revolving credit facility (the “Revolving Facility” and, together with the Initial Term Facility, the “Initial Facilities”) in an aggregate principal amount of $325.0 million. Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder are collectively referred to as “Revolving Loans”; and together with the Term Loans, the “Loans”. The Revolving Facility will be made available to the Borrower in US Dollars and other currencies to be mutually agreed by the Borrower and the Revolving Lenders. The entire Revolving Facility shall be available to be drawn in US Dollars on one (1) business day’s notice for ABR Loans and three (3) business days’ notice for Benchmark Loans with borrowings in other currencies to require five (5) business days’ notice.

(C) A senior secured first-lien delayed draw term loan facility (the “Delayed Draw Term Facility” and, together with the Initial Facilities, the “Senior Secured Facilities”) in US Dollars in an aggregate principal amount of up to $500.0 million on the terms set forth herein.

[1]	All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

B-1	[Commitment Letter]

Delayed Draw Term Facility:

The Delayed Draw Term Facility shall be available up to an aggregate principal amount equal to $500.0 million (the “Maximum DDTL Amount”). Loans under the Delayed Draw Term Facility (“DDTL Loans”) will be made available to Borrower after the Closing Date and from time to time, on one or more occasions until the earlier to occur of the date on which the Maximum DDTL Amount has been drawn and the 30-month anniversary of the Closing Date (the “Delayed Draw Termination Date”), on terms and conditions the same as those set forth in the Precedent Credit Agreement; provided that:

(i) each draw under the Delayed Draw Term Facility shall be in an initial principal amount of not less than $1.0 million;

(ii) subject to Section 3.17(d) of the Precedent Credit Agreement, amounts repaid on the Delayed Draw Term Facility may not be reborrowed;

(iii) proceeds of the Delayed Draw Term Facility shall be used by the Borrower after the Closing Date for (x) acquisitions, other investments and capital expenditures (including the payment of fees, costs and expenses related to the foregoing), (y) other general corporate purposes, subject to a cap for this prong (y) of $250.0 million (which cap shall not apply to use made in respect of restricted stock units) and (z) refinancings of Indebtedness under the Revolving Facility and/or replenishing uses of balance sheet cash to finance any of the foregoing;

(iv) the applicable margin and maturity for the outstanding principal amount of the DDTL Loans shall be the same as for the Term Loans funded on the Closing Date, and the DDTL Loans shall constitute “Term Loans” under the Facilities Documentation;

(v) at any time and from time to time upon notice to the Administrative Agent, the Borrower may elect to reduce or terminate the Lenders’ commitments under the Delayed Draw Term Facility without fees or penalties;

(vi) the making of each DDTL Loan after the Closing Date shall be conditioned upon (a) there being no event of default in existence at the time of, or after giving effect to the making of, such extension of credit (subject to the Limited Condition Transactions provisions in the case of a Limited Condition Transaction), (b) compliance with a Senior Secured First Lien Net Leverage Ratio (as defined in the Precedent Credit Agreement) of no greater than 8.00:1.00, on a pro forma basis after giving effect to the incurrence of such DDTL Loan, any acquisition or investment consummated in connection therewith and all other appropriate pro forma adjustments, (c) accuracy of the representations and warranties in the Facilities Documentation in all material respects (subject to the Limited Condition Transactions provisions in the case of a Limited Condition Transaction), (d) delivery of a customary borrowing notice, (e) total DDTL Loans outstanding not exceeding the Maximum DDTL Amount and (f) the Administrative Agent shall have received at least three (3) business days’ prior written notice of the proposed date of funding of such DDTL Loan; and

(vii) the Facilities Documentation shall contain provisions under which the Lenders shall commit to provide the Delayed Draw Term Facility.

B-2	[Commitment Letter]

Limited Condition Transactions:	The provisions applicable to Limited Condition Transactions (as defined in the Precedent Credit Agreement) in the Facilities Documentation shall be the same as those set forth in the Precedent Credit Agreement, including, without limitation, Section 1.06 of the Precedent Credit Agreement.

Incremental Facilities:

The Senior Secured Facilities will permit the Borrower from time to time, on one or more occasions, to (a) add one or more incremental term loan facilities to the Senior Secured Facilities (each, an “Incremental Term Facility”), (b) increase commitments under the Term Facility or any Incremental Term Facility (each, an “Incremental Term Increase”), (c) add one or more delayed draw term loan commitments (each, a “New Delayed Draw Facility”), (d) add one or more incremental revolving credit facilities to the Senior Secured Facilities (each, an “Incremental Revolving Facility”) and/or (e) increase commitments under the Revolving Facility (each such increase, an “Incremental Revolving Increase”, and, together with any Incremental Term Facility, any Incremental Term Increase, any New Delayed Draw Facility and any Incremental Revolving Facility, the “Incremental Facilities”) on terms and conditions the same as those set forth in the Precedent Credit Agreement; provided that:

(i) at the time of and after giving effect to the effectiveness of any proposed Incremental Facility the amount thereof (including any unused amount thereof, in the case of any proposed Incremental Revolving Facility or proposed Incremental Revolving Increase) shall not exceed the sum of (A) an aggregate principal amount equal to the maximum amount (if any) of Incremental Facilities that could be established or incurred such that as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available (and have been shared with the Administrative Agent), on a pro forma basis giving effect to such Incremental Facility (and netting any cash proceeds from such incurrence not applied promptly for the specified transaction in connection with such incurrence upon receipt thereof in calculating the ratio) and any related acquisitions or investments consummated in connection therewith and all other appropriate pro forma adjustments, (I) if such debt is secured by the Collateral (as defined below) on a pari passu basis, the Senior Secured First Lien Net Leverage Ratio of the Borrower would be no greater than the greater of (x) 8.00:1.00 and (y) the Senior Secured First Lien Net Leverage Ratio immediately prior to such transaction, in each case, on a pro forma basis, (II) if such debt is secured by the Collateral on a junior basis, the Senior Secured Net Leverage Ratio (as defined in the Precedent Credit Agreement) of the Borrower would be no greater than the greater of 8.50:1.00 (or, if such debt is secured by the Collateral on a junior basis to a second-lien facility, 9.00:1.00) and (y) the Senior Secured Net Leverage Ratio immediately prior to such transaction, in each case, on a pro forma basis, and (III) if such debt is incurred on an unsecured basis, either (1) the Total Net Leverage Ratio (as defined in the Precedent Credit Agreement) of the Borrower would be no greater than the greater of (x) 9.00:1.00 and (y) the Total Net Leverage Ratio immediately prior to such transaction, in each case, on a pro forma basis, or (2) the Interest Coverage Ratio (as defined in the Precedent Credit Agreement) would be no less than the lesser of (x) 2.00:1.00 and (y) the Interest Coverage Ratio immediately prior to such transaction, in each case, on a pro forma basis, and (B) the Incremental Base Amount (the applicable amount under clause (A) or (B), the “Available Incremental Amount”).

B-3	[Commitment Letter]

The “Incremental Base Amount” means, as of any date of determination, the sum of (1)(a) the greater of $350.0 million and an amount equal to Consolidated EBITDA (as defined below) on a pro forma basis after giving effect to the incurrence of such additional amount, any transactions consummated in connection therewith and all other appropriate pro forma adjustments (including use of proceeds) for the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available (and have been shared with the Administrative Agent) prior to such date of determination plus (b) the General Debt Basket Reallocated Amount (as defined in the Precedent Credit Agreement), plus (2) all voluntary prepayments, debt buybacks (permitted pursuant to the Facilities Documentation and to the extent of the actual principal reduction in connection with such buyback), and payments utilizing the yank-a-bank provisions (to the extent such debt is retired rather than assigned), as applicable, of the Term Loans, the Revolving Loans, any Incremental Facility, Incremental Equivalent Debt (as defined in the Precedent Credit Agreement) and any other secured indebtedness as well as any indebtedness incurred pursuant to clause (1) of this definition (in the case of any revolving facility, to the extent accompanied by a permanent reduction of the relevant commitment), in each case made prior to the date of any such incurrence (other than prepayments, repurchases and voluntary commitment reductions with the proceeds of (i) Refinancing Facilities or Refinancing Debt, (ii) indebtedness the proceeds of which are used to refinance the Senior Secured Facilities and (iii) other long-term indebtedness (other than revolving indebtedness)) minus (3) the aggregate principal amount of all Incremental Facilities or Incremental Equivalent Debt then outstanding incurred in reliance of clauses (1) and (2) of this definition;

(ii) the interest rate margins, upfront fees, closing payments, original issue discount (“OID”) and (subject to clause (iii)) amortization schedule applicable to any Incremental Term Facility or New Delayed Draw Facility shall be determined by the Borrower and the lenders thereunder; provided that, only with respect to any Incremental Term Facility or New Delayed Draw Facility that (1) consists of floating rate term loans that are pari passu in right of payment and security with the Term Loans incurred on the Closing Date and the Term Loans incurred under the Delayed Draw Term Facility (the “Initial Term Loans”), (2) is incurred prior to the date that is 18 months after the Closing Date, (3) is scheduled to mature prior to the date that is one year after the maturity date of the Initial Term Loans, (4) is not incurred in connection with a Permitted Acquisition or other investment, (5) is denominated in US Dollars and (6) is in an amount greater than the greater of $175.0 million and 50% of Consolidated EBITDA (as defined below) on a pro forma basis in the aggregate, if the Effective Yield (as defined in the Precedent Credit Agreement) of any such Incremental Term Facility or New Delayed Draw Facility, as applicable, exceeds the Effective Yield on the Initial Term Loans (which shall include the Facilities Payments (as defined in the Fee and Closing Payment Letter) with the Facilities Payments equated to interest margins based on an assumed four-year life to maturity) by more than 75 basis points, the applicable margins for the Initial Term Loans shall be increased to the extent necessary so that the Effective Yield on the Initial Term Loans is 75 basis points less than the Effective Yield on such Incremental Term Facility or New Delayed Draw Facility, as applicable (it being agreed that any increase in Effective Yield to the Initial Term Loans required due to the application of a benchmark floor on any Incremental Term Facility or New Delayed Draw Facility, as applicable, will be effected solely through an increase in such floor (or an implementation thereof), as applicable); and

B-4	[Commitment Letter]

(iii) (A) the maturity date of any such Incremental Revolving Facility shall be no earlier than the maturity date of the Revolving Facility and such Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility; (B) any Incremental Revolving Increase shall be on the same terms and pursuant to the same documentation applicable to the Revolving Facility (excluding upfront fees and customary arranger fees); (C) the maturity date of any such Incremental Term Facility or New Delayed Draw Facility, as applicable, shall be no earlier than the maturity date of the Initial Term Loans and the weighted average life to maturity of any such Incremental Term Facility or New Delayed Draw Facility, as applicable, shall be no shorter than the weighted average life to maturity of the Initial Term Loans; and (D) any Incremental Term Increase shall be on the same terms and pursuant to the same documentation applicable to the Initial Term Facility (excluding upfront fees, closing payments and customary arranger fees).

In addition, the Borrower may, in lieu of adding Incremental Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt, subject to the same terms and conditions as set forth in the Precedent Credit Agreement.

“Consolidated EBITDA” will be defined, including with regard to defined terms used in such definition, in a manner the same as the Precedent Credit Agreement, and modified, if necessary, to provide for the add-back of (a) cost savings, operating expense reductions, operating enhancements, other operating improvements, revenue enhancements and synergies that result or that are expected in good faith to result from (i) the Transactions and (ii) other actions taken, committed to be taken or planned to be taken within 30 months after the end of the relevant period (in the case of expected cost savings, operating expense reductions, operating enhancements, other operating improvements, revenue enhancements and synergies, in each case, reasonably expected by the Borrower to occur, and calculated on a “run rate” basis such that the full recurring benefit associated therewith is taken into account without double counting the amount of actual benefits realized in connection therewith); provided that amounts added back to Consolidated EBITDA pursuant to this subsection (a)(ii) with respect to items committed to be taken or planned to be taken (as opposed to items for which actions have been taken with respect thereto), shall not, in the aggregate, exceed 35% of Consolidated EBITDA for any four fiscal quarter period (determined after giving effect thereto), (b) adjustments consistent with Regulation S-X or of the type contained in a quality of earnings report in connection with an acquisition or investment made available to the Administrative Agent conducted by a financial advisor (which is either nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)), (c) pro forma adjustments for new or amended customer contracts following entering into a New Contract (as defined in the Precedent Credit Agreement) whereby Consolidated EBITDA shall be increased by the amount of annualized Consolidated EBITDA expected to be received throughout the test period; provided that amounts added back to Consolidated EBITDA pursuant to this subsection (c) shall not, in the aggregate, exceed 15% of Consolidated EBITDA for any four fiscal quarter period (determined after giving

B-5	[Commitment Letter]

effect thereto); provided further that the foregoing cap for any period may be increased by up to 10% of Consolidated EBITDA (determined after giving effect thereto) to the extent there is a corresponding amount of unused capacity under the cap on clause (a)(ii) for such period and (d) other add-backs and adjustments of the type reflected in the post-signing model delivered to the Commitment Parties prior to the date hereof and/or the quality of earnings report delivered to the Commitment Parties prior to the date hereof (together with any updates or modifications thereto reasonably agreed between the Borrower and the Commitment Parties) (the “Model”). In addition, the Facilities Documentation shall modify the Precedent Credit Agreement to remove clauses (1)(x), (1)(y), (2)(h) and (2)(i) of the definition of “Consolidated EBITDA” and related references to “Producer Recruitments” and “Producer Stock Equity Programs” in the Precedent Credit Agreement.

Refinancing Facilities:	The Facilities Documentation will permit the Borrower to refinance and/or replace loans under the Term Facility and/or loans and commitments under the Revolving Facility on a dollar-for-dollar basis (including the payment of interest, premiums, fees and expenses in connection therewith) from time to time, in whole or in part, with (a) one or more new term facilities or one or more new revolving credit facilities (any such new term facilities or new revolving credit facilities, “Refinancing Facilities”) and/or (b) one or more additional series of senior secured or unsecured notes or loans (any such notes or loans, “Refinancing Debt”), in each case, on terms and conditions the same as those set forth in the Precedent Credit Agreement.

Purpose:

The proceeds of borrowings under the Initial Term Facility will be used, directly or indirectly, together with any proceeds from borrowings under the Revolving Facility as set forth below, proceeds of the Equity Contributions and cash on hand, if any, at the Borrower and the Target, to fund Acquisition Costs and for other general corporate purposes (and, if the Investor Backstop Option is exercised, such proceeds will also be used to fund the Investor Repayment).

The letters of credit and proceeds of Revolving Loans may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including for capital expenditures, acquisitions, restricted payments, refinancing of indebtedness and any other transaction not prohibited by the Facilities Documentation, and to finance a portion of the Acquisition Costs and, if the Investor Backstop Option is exercised, proceeds of Revolving Loans may be used to fund a portion of the Investor Repayment.

Availability:

The Initial Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Initial Term Facility that are repaid or prepaid may not be reborrowed.

The Revolving Facility will be made available on the Closing Date (i) to fund a portion of the Acquisition Consideration and/or if the Investor Backstop Option is exercised, to fund a portion of the Investor Repayment, (ii) to fund upfront fees, closing payments and original issue discount, (iii) to fund working capital (including to refinance any indebtedness incurred for working capital purposes and as a result of working capital adjustments in accordance with the terms of the Acquisition Agreement) and other purchase price adjustments in accordance with the terms of the Acquisition Agreement and (iv) to fund other general corporate purposes; provided that the amount available on the Closing Date for clauses (i)

B-6	[Commitment Letter]

and (iv) shall not exceed $81.25 million in the aggregate. Additionally, letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Borrower, the Target or their respective subsidiaries as of the Closing Date. Otherwise, letters of credit and Revolving Loans will be available after the Closing Date and at any time prior to the final maturity of the Revolving Facility, upon minimum advance notice periods as set forth herein and in minimum principal amounts the same as set forth in the Precedent Credit Agreement. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I to this Exhibit B.

Facilities Fees:	As set forth in the Fee and Closing Payment Letter.

Default Rate:	On the same terms as set forth in the Precedent Credit Agreement.

Letters of Credit:

A portion of the Revolving Facility in an amount to be agreed (but no less than $81.25 million) (such amount, the “LC Sublimit”) will be available to the Borrower for the purpose of issuing letters of credit on terms and conditions the same as those set forth in the Precedent Credit Agreement. Letters of Credit will be issued by the Administrative Agent and the Lenders holding commitments under the Revolving Facility, in each case, unless otherwise agreed by the Borrower (the “Issuing Banks”); provided that an Issuing Bank may, in its discretion, arrange for one or more letters of credit to be issued by affiliates of such Issuing Bank or a bank or other legally authorized person reasonably acceptable to the Borrower and the Administrative Agent, in which case the term “Issuing Bank” shall include any such affiliate, bank or authorized person with respect to letters of credit issued by such affiliate, bank or authorized person provided further that, without the prior written consent of such entity, none of Antares, Ares, Apollo, CPPIB, Golub, HPS, KCA or NB (or their respective affiliates) shall be required to be an Issuing Bank. Each Revolving Lender shall be required to acquire its pro rata share of participations in each Letter of Credit (which shall be equal to such Revolving Lender’s pro rata share of the commitments under the Revolving Facility) and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within applicable specified time, unless otherwise agreed by the Issuing Banks in their sole discretion. No Issuing Bank shall be required to provide Letters of Credit in excess of such Issuing Bank’s pro rata share of the LC Sublimit (which shall be equal to such Issuing Bank’s pro rata share of the commitments under the Revolving Facility or such other amount as agreed with the Borrower (it being agreed that the share of the LC sublimit of (i) the GS Principal Investors shall be $40.0 million and (ii) Blue Owl shall be $7,655,567.69)) unless otherwise agreed by such Issuing Bank in its sole discretion. Notwithstanding the foregoing, no GS Principal Investor shall be required to issue Letters of Credit other than standby Letters of Credit.

In addition, notwithstanding anything to the contrary herein, the Facilities Documentation shall incorporate changes and modifications necessary to incorporate GSAM’s institutionally required terms for serving as an Issuing Bank, in each case, that are reasonably acceptable to the Borrower, which shall include: (i) the creation of a GSAM LC tranche (“Tranche B”) under the Revolving Facility in an amount equal to $40.0 million, under which the GS Principal Investors are the only lenders and letter of credit issuers with the remainder of the Revolving

B-7	[Commitment Letter]

Facility as a separate tranche (“Tranche A”), (ii) no lender other than the GS Principal Investors will participate in any Tranche B letters of credit, (iii) revolving commitments of each other lender and GSAM’s revolving commitments in excess of $40.0 million shall be part of Tranche A, which may have other Issuing Banks besides GSAM on terms as set out herein, (iv) GSAM’s obligation to issue letters of credit shall be limited to Tranche B, (v) Tranche B will remain available for Revolving Loans and may be used on a pro rata basis with Tranche A for Revolving Loans at the discretion of the Borrower, and (vi) Tranche B will vote as part of the same class as Tranche A generally (other than any changes that impact letter of credit provisions under Tranche B, which shall require the consent of the Issuing Banks under Tranche B to modify).

Defaulting Lenders:	Subject to the Documentation Principles, the same as the Precedent Credit Agreement.

Final Maturity and Amortization:	(A) Initial Term Facility

The Initial Term Facility will mature on the date that is seven (7) years after the Closing Date and will not be subject to interim amortization, with the balance payable on the seventh (7th) anniversary of the Closing Date; provided that the Facilities Documentation shall provide the right for individual Term Lenders to agree to extend the maturity date of the outstanding Term Loans held by such Term Lenders upon the request of the Borrower and without the consent of any other Lender (subject to terms and conditions the same as those set forth in the Precedent Credit Agreement, but in any event not to be subject to any “most favored nation” pricing or minimum extension condition).

(B) Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is seven (7) years after the Closing Date; provided that the Facilities Documentation shall provide the right of individual Revolving Lenders to agree to extend the maturity of their Revolving Commitments upon the request of the Borrower and without the consent of any other Lender on terms and conditions the same as those set forth in the Precedent Credit Agreement.

Guarantees:	Subject to the Certain Funds Provisions, all obligations of the Borrower under the Senior Secured Facilities (the “Borrower Obligations”) and, at the option of the Borrower, under any interest rate protection or other swap or hedging arrangements or cash management arrangements entered into with a Lender, the Arrangers, the Administrative Agent or any affiliate of a Lender, Arranger or the Administrative Agent or any other person designated by the Borrower (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured first-lien basis (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned domestic restricted subsidiary of the Borrower (the “Restricted Subsidiaries”) other than any Excluded Subsidiaries (as defined in the Precedent Credit Agreement) (collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”) on terms and conditions (and subject to exceptions, limitations and materiality thresholds) that are the same as those set forth in the Precedent Credit Agreement.

B-8	[Commitment Letter]

Security:	Subject to the Certain Funds Provisions, the Borrower Obligations, the Guarantees and the Hedging/Cash Management Arrangements will be secured by: (a) a perfected first-priority pledge of all of the equity securities of the Borrower and of each other direct, wholly owned Restricted Subsidiary of the Borrower and of each subsidiary Guarantor and (b) a perfected first-priority security interests in substantially all tangible and intangible personal property of the Borrower and each subsidiary Guarantor (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined in the Precedent Credit Agreement), the “Collateral”) on terms and conditions (including exceptions, grace periods, limitations and materiality thresholds) the same as those set forth in the Precedent Credit Agreement and the Collateral Agreement (as defined in the Precedent Credit Agreement).

Mandatory Prepayments:	Subject to the Documentation Principles, Loans under the Term Facility shall be subject to mandatory prepayments on terms and conditions (including with respect to application of such prepayments and any exceptions, limitations and materiality thresholds applicable thereto) the same as those set forth in Section 2.10 of the Precedent Credit Agreement; provided that (a) with respect to any Excess Cash Flow (as defined in the Precedent Credit Agreement) payment amount, (i) such payments shall commence with the first full fiscal year to be completed after the Closing Date and shall be subject to step-downs to 25% and 0% if the Senior Secured First Lien Net Leverage Ratio is equal to or less than 7.75:1.00 and 7.50:1.00, respectively; and (ii) such prepayments shall only be required to be paid if the Excess Cash Flow available for such prepayment exceeds the greater of $105.0 million and 30% of Consolidated EBITDA, and then only to the extent of such excess; (b) with respect to prepayments made in connection with clause (a) of any Prepayment Event (as defined in the Precedent Credit Agreement), (i) the “Asset Sale Percentage” applicable thereto shall be subject to step-downs to 50% and 0% if the Senior Secured First Lien Net Leverage Ratio is equal to or less than 7.75:1.00 and 7.50:1.00, respectively; and (ii) the thresholds set forth in clause (a) shall be modified to be set at the greater of $52.5 million and 15% of Consolidated EBITDA in the case of any single transaction or series of related transactions and the greater of $105.0 million and 30% of Consolidated EBITDA for all such transactions during any fiscal year and so that prepayment shall only be required with respect to amounts in excess of such thresholds; and (c) Loans under the Term Facility shall be prepaid with 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its Restricted Subsidiaries after the Closing Date (other than debt permitted under the Facilities Documentation, excluding Refinancing Facilities and Refinancing Debt).

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Senior Secured Facilities will be permitted at any time, without premium (other than as provided below in the case of the Term Facility) or penalty on terms and conditions (including with respect to application of such prepayments) the same as those set forth in the Precedent Credit Agreement.

All voluntary prepayments of Term Loans and mandatory prepayments of Term Loans made pursuant to (c) under “Mandatory Prepayments” above will be accompanied by a premium (expressed as a percentage of the principal amount of such Term Loans to be prepaid) equal to (a) prior to the twelve-month anniversary of the Closing Date, 1.00% and (b) on the twelve-month anniversary of the Closing Date and thereafter, 0.00%; provided that (I) in connection with any transaction of

B-9	[Commitment Letter]

the type set forth in clause (1) of the proviso of “Prepayment Premium” in the Precedent Credit Agreement, the foregoing prepayment premiums shall not apply and such prepayments shall instead be made at par and (II) the Borrower may prepay Term Loans using internally generated cash of the Borrower and its Restricted Subsidiaries at par without such prepayment premiums (the “Term Loan Call Protection”).

Documentation Principles:

The definitive documentation for the Senior Secured Facilities (the “Facilities Documentation”) will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Term Sheet (including by reference to the Precedent Credit Agreement), which will be the same as and no less favorable to the Borrower than that certain Credit Agreement, dated as of August 29, 2025, among, inter alios, Koala Investment Holdings, Inc., as initial borrower, Golub Capital Markets LLC, as administrative agent, and the other parties party thereto (the “Precedent Credit Agreement”) (and related security, collateral and guarantee agreements executed and/or delivered in connection therewith, in each case, as in effect on the date of the Original Commitment Letter), with changes and modifications that (i) give due regard to the Model, (ii) adjust basket sizes commensurate with Consolidated EBITDA (assumed to be $350.0 million), (iii) contain administrative agency, operational and other ministerial administration provisions customary for the Administrative Agent and reasonably acceptable to the Borrower, (iv) ensure that such documentation is no less favorable to the Borrower than the documentation for the Existing Credit Agreement (and related security, collateral and guarantee agreements executed and/or delivered in connection therewith) and (v) reflect the terms of this Term Sheet (collectively, the “Documentation Principles”). The Facilities Documentation will be subject in all respects to the Certain Funds Provisions.

In addition, at the Borrower’s option, the Facilities Documentation shall contain customary “AHYDO catch-up” payment provisions, providing that the Borrower will make payments on any applicable loans, before the close of any accrual period ending after the fifth anniversary of the issue date, in an amount sufficient to ensure that such loans issued thereunder will not be “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended.

Representations and Warranties:	Subject in all respects to the Certain Funds Provisions and the Documentation Principles, the same as (including, for the avoidance of doubt, with respect to materiality qualifiers, exceptions and limitations) the representations and warranties set forth in Article III of the Precedent Credit Agreement.

Conditions to Initial Borrowing:	The availability of the initial borrowing under the Senior Secured Facilities on the Closing Date will be subject solely to the satisfaction (or waiver by the Commitment Parties) of the applicable conditions set forth in Exhibit C to the Commitment Letter.

Post-Closing Conditions:	The making of each extension of credit under the Senior Secured Facilities (other than under any Incremental Facility or DDTL Loan) after the Closing Date shall be conditioned solely upon (a) delivery of a customary borrowing notice, (b) subject to the Limited Condition Transactions provisions in the case of a Limited Condition Transaction, the accuracy of representations and warranties in all material respects and (c) subject to the Limited Condition Transactions provisions in the case of a Limited Condition Transaction, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

B-10	[Commitment Letter]

Affirmative Covenants:	Subject in all respects to the Documentation Principles, the same as (including, for the avoidance of doubt, with respect to materiality qualifiers, exceptions and limitations) the affirmative covenants set forth in Article V of the Precedent Credit Agreement.

Negative Covenants:	Subject to the Documentation Principles, the same as the negative covenants contained in Article VI of the Precedent Credit Agreement; provided that unlimited ratio debt may be incurred subject to the same incurrence test levels as set forth under the heading “Incremental Facilities” above.

Subject to the Documentation Principles, the negative covenants will be subject to the same exceptions, qualifications and “baskets” as set forth in the Precedent Credit Agreement. The covenants will be subject to an available amount basket (the “Available Amount Basket”) comprised of, among other components that are the same as the Precedent Credit Agreement, (i) a starter amount equal to the greater of $175.0 million and 50% of Consolidated EBITDA plus (ii) an amount equal to the greater of 50% of Consolidated Net Income (as defined in the Precedent Credit Agreement) and 100% of retained Excess Cash Flow and that may, in each case, be used for the same purposes on the same terms and conditions as set forth in the Precedent Credit Agreement; provided that usage of the Available Amount Basket shall not be subject to any incurrence tests or event of default blockers except that usage for Restricted Dividends or Restricted Debt Payments made from the amounts in clause (ii) of the definition of “Available Amount Basket” shall be subject to (a) a Senior Secured First Lien Net Leverage Ratio not to exceed 8.00:1.00 on a pro forma basis and (b) no payment or bankruptcy event of default having occurred and being continuing.

To the extent the Investor Backstop Option is exercised, (i) the Facilities Documentation shall include separate baskets and exceptions under the negative covenant relating to limitations on Restricted Dividends and Restricted Debt Payments that permit the Investor Repayment; provided that neither the exercise of the Investor Backstop Option nor the Investor Repayment shall otherwise increase any basket in the Facilities Documentation, and (ii) all incurrences or repayments of debt, incurrences of liens, issuances of equity, making of acquisitions, dispositions, investments and restricted payments, and the effecting of any other transactions subject to the negative covenants that occurred during the Backstop Pending Period (other than the Increased Equity Contribution or the Investor Loan) shall not be permitted under the Facilities Documentation by reference to any basket permitting debt, liens or investments existing on the Closing Date, but shall instead be deemed solely for the purposes of determining compliance with the covenants to have been incurred, issued, made or otherwise effected on the Closing Date.

General Restricted Payment Incurrence Test:	The Facilities Documentation shall permit the Borrower to make unlimited Restricted Dividends, Restricted Debt Payments and investments so long as at the time of making such Restricted Dividend, Restricted Debt Payment or investment (a) in the case of Restricted Dividends and Restricted Debt Payments, no payment or bankruptcy event of default shall have occurred and be continuing and (b) the Senior Secured First Lien Net Leverage Ratio of the Borrower on a pro forma basis shall be no greater than (x) with respect to investments, the greater of (i) 8.00:1.00 and (ii) the Senior Secured First Lien Net Leverage Ratio immediately prior to such transactions, (y) with respect to Restricted Debt Payments, 7.50:1.00 and (z) with respect to Restricted Dividends, 7.25:1.00.

B-11	[Commitment Letter]

Financial Covenant:

Term Facility: None.

Revolving Facility: A maximum Senior Secured First Lien Net Leverage Ratio covenant set at 15.00:1.00 (with no step-downs) (the “Financial Covenant”) that shall only be tested on the last day of any Test Period (as defined in the Precedent Credit Agreement) on which the Financial Covenant Test Condition is then applicable, with measurement to commence, only if then applicable, on the last day of the second full fiscal quarter after the Closing Date and to be determined only as of the last day of each applicable fiscal quarter thereafter.

For purposes hereof, the “Financial Covenant Test Condition” means, as of any date of determination, that the sum of (a) outstanding Revolving Loans (excluding (x) solely during the first four applicable full fiscal quarters ended after the Closing Date, any Revolving Loans borrowed to finance the Transactions (including Transaction Costs) and (y) any Revolving Loans borrowed to fund any upfront fees or OID) plus (b) drawn letters of credit other than letters of credit which have been reimbursed, cash collateralized or backstopped within three (3) business days following the end of the applicable fiscal quarter minus (c) the amount of unrestricted cash and cash equivalents of the Borrower and its Restricted Subsidiaries as of such date, is greater than the greater of (i) $260.0 million and (ii) 80% of the then outstanding commitments in respect of the Revolving Facility on such date.

For purposes of determining compliance with the Financial Covenant, the Facilities Documentation shall provide for Cure Rights that are the same as those set forth in the Precedent Credit Agreement (including, without limitation, as set forth in Section 7.02 thereof).

Unrestricted Subsidiaries:	The Facilities Documentation will contain provisions pursuant to which the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a Restricted Subsidiary, in each case, on terms the same as those set forth in the Precedent Credit Agreement.

Events of Default:	Subject to the Documentation Principles, the same as the Events of Default (as defined in the Precedent Credit Agreement) set forth in Section 7.01 of the Precedent Credit Agreement (to be applicable to the Borrower and its restricted subsidiaries and, in limited circumstances consistent with the Precedent Credit Agreement, Holdings); provided that the Facilities Documentation shall include an event of default for the failure to timely make the Post-Closing Equity Contribution (subject to a five (5) business day grace period).

Voting:	Subject to the Documentation Principles, the same as the Precedent Credit Agreement (including, without limitation, as set forth in Section 9.02 of the Precedent Credit Agreement).

B-12	[Commitment Letter]

Cost and Yield Protection:	Subject to the Documentation Principles, the same as the Precedent Credit Agreement.

Assignments and Participations:

Subject to the Documentation Principles, the same as the Precedent Credit Agreement; provided that the Facilities Documentation shall modify the Precedent Credit Agreement to provide that:

(a) five (5) business days advanced written notice of any proposed assignment or participation must be provided to the Borrower and the Sponsor (regardless of whether or not such party’s consent to such assignment or participation is required);

(b) no assignment of any Revolving Loans or revolving commitments shall be made without the prior written consent of the Borrower and the Sponsor (any such consent not to be unreasonably withheld, conditioned or delayed) (except no such consent shall be required (x) for assignments made by an existing Revolver Lender to another existing Revolving Lender or (y) if a payment or bankruptcy event of default has occurred and is continuing);

(c) no assignment of any Term Loans or term commitments shall be made without the prior written consent of the Borrower and the Sponsor (any such consent not to be unreasonably withheld, conditioned or delayed) (except no such consent shall be required (x) for assignments made by an existing Term Lender to another existing Term Lender or to an affiliate, debt fund affiliate or approved fund of an existing Term Lender or (y) if a payment or bankruptcy event of default has occurred and is continuing); provided that such consent shall be deemed to have been given if the Borrower or the Sponsor, as applicable, has not objected within ten (10) business days after written notice of such assignment;

(d) no assignment of any loans or commitments shall be made without the prior written consent of the Borrower and the Sponsor to any person that primarily invests in distressed debt, “special situations” or has a similar investment strategy (in the good faith determination of the Borrower, which determination shall be conclusive) (any such person, a “Distressed Debt Lender”); and

(e) no participation of any loans or commitments shall be made without the prior written consent of the Borrower and the Sponsor.

Expenses and Indemnification:	Subject to the Documentation Principles, the same as the expense reimbursement and indemnification provisions set forth in the Precedent Credit Agreement (including, without limitation, as set forth in Section 9.03 of the Precedent Credit Agreement).

Governing Law and Forum:	New York; and, with respect to certain provisions specified in the Commitment Letter, Delaware.

Counsel to the Administrative Agent and the Commitment Parties:	Milbank LLP.

B-13	[Commitment Letter]

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the Senior Secured Facilities will be as follows:

At the option of the Borrower, the Benchmark plus the Applicable Margin or the applicable Base Rate plus the Applicable Margin; provided that with respect to the Term Loans, for any interest period selected prior to the two year anniversary of the Closing Date, with respect to any individual interest payment the Borrower may elect in its sole discretion to pay in kind up to 50% of the Applicable Margin owed on the Term Loans included in the borrowing subject to such election, subject to a ratable step-up of up to 0.25% (the “PIK Step-Up Amount”) of additional interest payable on such borrowing for such interest payment (e.g. if electing to pay in kind 25% of the Applicable Margin, the step-up will be 0.125% and, if electing to pay in kind 50% of the Applicable Margin, the step-up will be 0.25%) with such step-up amount also paid in kind, in each case, by capitalizing such accrued and unpaid interest on the interest payment date applicable thereto and adding the same to the principal amount of the Term Loans then outstanding; provided further that the Borrower shall make such election at least three (3) business days prior to the payment date for the applicable interest payment.

The Borrower may elect interest periods of 1, 3 or 6 months (or, if available to the Administrative Agent and all relevant Lenders as determined by the Administrative Agent and such Lenders as to themselves in good faith based on prevailing market conditions, 2 months, 12 months or a shorter period) for Term SOFR borrowings.

Calculation of interest and fees shall be on the basis of the actual days elapsed in a year of 365 or 366 days, as the case may be, and interest shall be payable (i) in the case of loans bearing interest based upon the Term SOFR (“SOFR Loans”), at the end of each interest period and, in any event, at least every 3 months and on the applicable maturity date and (ii) in the case of loans bearing interest based upon the ABR, quarterly in arrears and on the applicable maturity date.

“Applicable Margin” means, with respect to the Senior Secured Facilities, initially for the first two full fiscal quarters after the Closing Date (x) 4.50% per annum in the case of Benchmark loans, and (y) 3.50% per annum in the case of Base Rate loans; provided that after the first two full fiscal quarters after the Closing Date, such rates shall be subject to (A) one step-down of 0.25% upon the Borrower achieving a Senior Secured First Lien Net Leverage Ratio of 7.50:1.00 and (B) an additional step-down of 0.25% upon the consummation of an initial public offering.

“Base Rate” means: (a) with respect to Loans denominated in US Dollars, the ABR (as defined in the Precedent Credit Agreement) and (b) with respect to Loans denominated in any other currency, the applicable base rate agreed by the Borrower and the Administrative Agent.

“Benchmark” means: (a) with respect to loans denominated in US Dollars, Term SOFR (as defined in the Precedent Credit Agreement) and (b) with respect to loans denominated in any other currency, the applicable benchmark rate agreed by the Borrower and the Administrative Agent; provided that each Benchmark will be subject to a floor of 0.50% per annum.

Annex I to Exhibit B-1	[Commitment Letter]

Letter of Credit Fee:	A per annum fee equal to the spread over the applicable Benchmark under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 365/366-day year. Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon not to exceed the applicable third party costs borne by the Issuing Bank with respect to the issuance of the applicable letter of credit per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 365/366-day year, and (b) customary issuance and administration fees.

Commitment Fees:	The Borrower shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears and upon the termination of the Revolving Facility, commencing with the Closing Date, calculated based upon the actual number of days elapsed over a 365/366-day year; provided that such rates shall be subject to two step-downs of 0.125% upon the Borrower achieving a Senior Secured First Lien Net Leverage Ratio of 7.50:1.00 and 7.00:1.00, respectively. Such fee shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for defaulting Revolving Lenders.

Delayed Draw Term Facility Commitment Fee:	(A) From the Closing Date through and including the date that is 90 days after the Closing Date, a fee of 0.00% per annum, (B) from the date that is 91 days after the Closing Date through and including the first anniversary of the Closing Date, a fee of 0.50% per annum and (C) from the day after the first anniversary of the Closing Date through the Delayed Draw Termination Date, a fee of 1.00% per annum, in each case based on the undrawn amount of the Delayed Draw Term Facility, which fees shall be payable to the Administrative Agent for the account of each of the Lenders with a Delayed Draw Term Facility commitment, and which fees shall be payable quarterly in arrears.

Annex I to Exhibit B-2	[Commitment Letter]

EXHIBIT C

Project GTSilver

Summary of Additional Conditions1

The initial borrowing under the Senior Secured Facilities shall be subject solely to the satisfaction or waiver by the Commitment Parties of the following conditions (in each case, subject to the Certain Funds Provisions):

1. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Secured Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers not prohibited by this paragraph. The Acquisition Agreement shall not have been amended or waived or modified (or any consent given thereunder) to by you or any of your affiliates in a manner materially adverse to the Commitment Parties (in their respective capacities as such) without the consent of each Commitment Party (such consent not to be unreasonably withheld, delayed or conditioned and provided that the Commitment Parties shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within 48 hours after notice of such proposed modification, amendment, waiver or consent) (it being understood that (w) any substantive modification, amendment, consent or waiver to the definition of Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date of the Original Commitment Letter) that is adverse to you shall be deemed to be materially adverse to the Commitment Parties and the granting of any consent under the Acquisition Agreement that is not materially adverse to the Commitment Parties shall not otherwise constitute a modification, amendment or waiver, (x) any increase in the purchase price of the Acquisition will be deemed not to be materially adverse to the Commitment Parties so long as such increase is funded with amounts permitted to be drawn on the Closing Date under the Revolving Facility or by an increase in the Equity Contributions, (y) any reduction in the purchase price of the Acquisition shall not be deemed to be materially adverse to the Commitment Parties but shall be applied (i) first, to reduce the Equity Contributions such that the amount thereof, when combined with the Rollover Equity, is equal to 40% of the sum of the amount of (a) the Equity Contributions, (b) the Rollover Equity and (c) the Senior Secured Facilities funded on the Closing Date (other than amounts funded to finance working capital on the Closing Date) and (ii) thereafter to reduce the Term Loans (or, at the option of the Borrower, to reduce the Term Loans and the Equity Contributions on a pro rata basis) and (z) any modification, amendment, consent or waiver required to allow the Acquisition to be consummated through a tender offer and merger structure in accordance with DGCL 251(h) and Section 5.16 of the Acquisition Agreement as in effect on the date hereof shall be deemed to be not materially adverse to the Commitment Parties).

2. (A) The Specified Acquisition Agreement Representations shall be true and correct in all material respects on, or as of, the Closing Date or, if the Investor Backstop Option is exercised, on, or as of, the Acquisition Date, to the extent required by the Certain Funds Provisions, (B) the Specified Representations shall be true and correct in all material respects on, or as of, the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent that any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, (a) the definition thereof shall be the definition of “Material Adverse Effect (as defined in the Acquisition Agreement) for purposes of the making or deemed making of such Specified Representation on, or as of, the Closing Date (or any date prior thereto) and (b) the same shall be true and correct in all respects and (C) in the event the Investor Backstop Option is exercised, the Investor Backstop Representations shall be made on, or as of, the Closing Date (but, for the avoidance of doubt, the Investor Backstop Representations do not need to be accurate on, or as of, the Closing Date).

[1]

Capitalized terms used herein shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

C-1	[Commitment Letter]

3. (A) The Equity Contributions shall have been consummated, or substantially concurrently with, or prior to, the initial borrowing under the Senior Secured Facilities shall be consummated, in at least the amount (subject to paragraph 1 above) set forth in Exhibit A to the Commitment Letter, (B) the Refinancing shall have been consummated, or substantially concurrently with the initial borrowing under the Senior Secured Facilities, shall be consummated and (C) in the event the Investor Backstop Option is exercised, any Investor Loan shall be repaid substantially concurrently with the initial borrowing under the Senior Secured Facilities.

4. Since the date of the Acquisition Agreement, there shall not have occurred any Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date of the Original Commitment Letter).

5. The Administrative Agent and the Commitment Parties shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors that is (i)(x) required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and regulations pertaining to beneficial ownership of legal entity customers (such rules and regulations, the “KYC Rules”) and (y) set forth on the list of “know your customer” requirements delivered to you on or prior to the date of the Original Commitment Letter (in the case of the Commitment Parties party to the Original Commitment Letter) or the date hereof (in the case of the Commitment Parties not party to the Original Commitment Letter) (or, with respect to any Additional Agent, on or prior to the appointment date of such Additional Agent) and (ii) all other documentation and other information about the Borrower and the Guarantors that is (x) requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent or the Commitment Parties and (y)(i) required by regulatory authorities under the KYC Rules as a result of a change to the KYC Rules occurring, in the case of the Commitment Parties party to the Original Commitment Letter, after the date of the Original Commitment Letter or, in the case of the Commitment Parties not party to the Original Commitment Letter, after the date hereof (or, with respect to any Additional Agent, on or prior to the appointment date of such Additional Agent), (ii) required as a result of the occurrence of any change in the Administrative Agent’s or any Commitment Party’s circumstances, which change results in additional information being required under the KYC Rules, or (iii) after the Administrative Agent’s or Commitment Party’s review of any information delivered pursuant to this paragraph, reasonably determined to be required under the KYC Rules.

6. The execution and delivery of (i) the Facilities Documentation by the Borrower and by the Guarantors party thereto, as applicable, which shall, in each case, be consistent with the Commitment Letter and Term Sheet and subject in all respects to the Certain Funds Provisions, (ii) customary legal opinions, customary borrowing notices (which shall not contain any representations and warranties), customary evidence of authorization, customary officer’s certificates, good standing certificates (to the extent applicable) in the respective jurisdictions of the Borrower and the Guarantors and a solvency certificate of the Borrower’s chief financial officer or other financial officer (certifying that, after giving effect to the Transactions on the Closing Date, the Borrower and its subsidiaries on a consolidated basis are solvent) in substantially the form of Annex I to this Exhibit C (collectively, the “Closing Deliverables”) and (iii) subject to the Certain Funds Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interests in the Collateral shall have been executed and delivered (to the extent applicable) and, if applicable, be in proper form for filing.

C-2	[Commitment Letter]

7. All fees required to be paid on the Closing Date pursuant to the Fee and Closing Payment Letter and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, reasonable, documented and invoiced out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter shall, upon the initial borrowing under the Senior Secured Facilities, have been paid (which amounts may be offset against the proceeds of the Senior Secured Facilities).

C-3	[Commitment Letter]

EXHIBIT C

Form of Solvency Certificate

[See Attached]

Annex I to Exhibit C-1	[Commitment Letter]

FORM OF SOLVENCY CERTIFICATE

[DATE]

SOLVENCY CERTIFICATE

[__], [__]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [  ] of the Credit Agreement, dated as of the date hereof among [______________], a [_____] (the “Borrower”) and [_____________], a [_____] (“Holdings”), [_______], as the Administrative Agent and the other Lenders parties thereto. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [_______], solely in my capacity as the Chief Financial Officer of the Borrower, do hereby certify on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the Transactions contemplated by the Credit Agreement:

1. The sum of the debt (including contingent liabilities) of the Borrower and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis.

2. The capital of the Borrower and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

3. The Borrower and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise).

4. The Borrower and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.

5. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. In reaching the conclusions set forth in this Certificate, I have made such other investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement.

[Remainder of this page intentionally left blank.]

Annex I to Exhibit C-2	[Commitment Letter]

IN WITNESS WHEREOF, I HAVE EXECUTED THIS Certificate as of the date first written above.

[ ]

By:
Name:	[ ]
Title:	Chief Financial Officer

Annex I to Exhibit C-3	[Commitment Letter]